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Exhibit (a)(1)(i)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Envivio, Inc.
at
$4.10 Per Share, Net in Cash,
by
Cindy Acquisition Corp.
a direct wholly owned subsidiary of
Ericsson Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2015, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of September 10, 2015 (the "Merger Agreement"), among Ericsson Inc. (or any permitted successor thereto, "Parent"), a Delaware corporation, Cindy Acquisition Corp. (or any permitted successor thereto, "Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Parent and Envivio, Inc., a Delaware corporation ("Envivio"). Purchaser is offering to purchase all outstanding shares of common stock of Envivio, par value $0.001 per share ("Shares"), at a price per Share of $4.10, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below), and (ii) the expiration or termination of any applicable waiting periods (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable antitrust laws of Austria. The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, when added to the Shares beneficially owned by Parent and its controlled affiliates, would represent not less than one Share more than 50% of the sum of (i) all Shares then outstanding, plus (ii) all Shares that Envivio may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding options, warrants, or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer." There is no financing condition to the Offer.

        THE BOARD OF DIRECTORS OF ENVIVIO UNANIMOUSLY RECOMMENDS THAT ENVIVIO STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        The Board of Directors of Envivio has unanimously adopted resolutions (i) determining and declaring that the Merger Agreement, the Offer, the Merger (as defined herein) and the other transactions contemplated therein are advisable and in the best interests of Envivio's stockholders, (ii) approving and declaring advisable the Merger Agreement, the Offer and the Merger and the other transactions contemplated therein, (iii) recommending that the stockholders of Envivio accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (iv) determining that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the General Corporation Law of the State of Delaware and that the Merger shall be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

September 28, 2015

IMPORTANT

        Any stockholder of Envivio wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with any certificates representing Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares. Any stockholder of Envivio may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" and requests for assistance may be directed to the Information Agent (as defined below) at their address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. The transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

501 Madison Avenue
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

        Cindy Acquisition Corp. (or any permitted successor thereto, "Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Ericsson Inc. (or any permitted successor thereto, "Parent"), a Delaware corporation, hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Envivio, Inc., a Delaware corporation ("Envivio"), at a price per Share of $4.10, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement, the "Offer Price"), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal"). The following are answers to some of the questions you, as a stockholder of Envivio, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred you, as this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you. In this Offer to Purchase, (i) unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser, (ii) "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of September 10, 2015, among Parent, Purchaser and Envivio, and (iii) "Ericsson" refers collectively to Parent and Purchaser.

Who is offering to buy my securities?

        Our name is Cindy Acquisition Corp., a Delaware corporation that was formed for the purpose of acquiring all of the outstanding Shares of Envivio. We are a direct wholly owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and Purchaser."

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Envivio. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Envivio. If the Offer is consummated, we and Parent are required, on the terms and subject to conditions set forth in the Merger Agreement, to consummate the Merger (as defined herein) as promptly as practicable after consummation of the Offer. Upon consummation of the Merger, Envivio will become a direct wholly owned subsidiary of Parent.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commission?

        We are offering to purchase Shares at a price per Share of $4.10, net to the seller in cash, without interest (subject to adjustments from time to time on the terms and subject to the conditions set forth in the Merger Agreement), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. If you are the record holder of Shares and tender such Shares directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), you will not be obligated to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes, we have and will have sufficient resources available to us to make the payment of your shares. We estimate that the total funds required to purchase all issued and outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $125 million. Parent and Purchaser anticipate funding these payments with cash on hand. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think our financial condition is material to your decision whether to tender Shares and accept the Offer because:

  •
  we and Parent have cash on hand that will be sufficient to finance the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  if we consummate the Offer, we expect to acquire any remaining outstanding Shares not purchased in the Offer for the Offer Price in cash in the Merger (subject to certain appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")); and

  •
  there is no financing condition to the completion of the Offer.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        Unless we extend the Offer in accordance with the Merger Agreement, you will have until 11:59 p.m., New York City time, on October 26, 2015 to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither Envivio nor Parent has terminated the Merger Agreement in accordance with its terms:

  •
  We must extend the Offer for one or more successive periods of at least two business days but no more than ten business days each as determined by Parent (or such longer period as Parent and Envivio may agree) if, at any then-scheduled expiration of the Offer, any of the conditions of the Offer (the "Offer Conditions") are not satisfied or waived. The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, when added to the Shares beneficially owned by Parent and its controlled affiliates, would represent not less than one Share more than 50% of the sum of (i) all Shares then outstanding, plus (ii) all Shares that Envivio may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding options, warrants, or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof.

  •
  In addition, we must extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or the NASDAQ Stock Market ("NASDAQ") or its staff applicable to the Offer.

  •
  We will not, however, be required to extend the Offer beyond December 31, 2015 (the "End Date").

How will I be notified if the Offer is extended?

        Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition; and

  •
  the expiration or termination of any applicable waiting periods (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any applicable antitrust laws of Austria.

        The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. We can waive some of the conditions to the Offer without Envivio's consent. We cannot, however, waive or amend the Minimum Condition without Envivio's prior written consent. See Section 15—"Certain Conditions of the Offer."

How do I tender my Shares?

        In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

  •
  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) original share certificates evidencing such Shares ("Share Certificates"), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

  •
  If you are a record holder and you hold uncertificated Shares in book-entry form with Envivio's transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

  •
  If your Shares are held in "street" name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2—"Acceptance for Payment and Payment for Shares"), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined under Section 2—"Acceptance for Payment and Payment for Shares"), and (3) any other documents required by the Letter of Transmittal.

  •
  If your original Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact Innisfree M&A Inc. (the "Information Agent") for assistance.

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by November 26, 2015, you may withdraw them at any time after that date until we accept Shares for payment. Once we accept your tendered shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See Section 4—"Withdrawal Rights."

How do I withdraw my previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw your Shares. See Section 4—"Withdrawal Rights."

Can holders of stock options participate in the Offer?

        The Offer is only for Shares and not for any options to acquire Shares ("stock options"). If you hold vested but unexercised stock options granted under Envivio's equity compensation plans and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable Envivio equity compensation plan and stock option award agreement and tender some or all of the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        As of the effective time of the Merger (the "Effective Time"), each outstanding stock option to the extent vested and unexercised, will automatically and without any required action on the holder's part, be canceled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (a) the Offer Price over (b) the exercise price per share of such stock option, and (ii) the number of Shares underlying such stock option, payable in a lump sum no later than the earlier of the second payroll period after the Effective Time or December 31 of the year during which the Effective Time occurs. As of the Effective Time, each outstanding stock option to the extent unvested or unexercisable under the Envivio equity plans (after giving effect to any acceleration of vesting in connection with the merger that is contemplated by such outstanding stock option) will automatically and without any required action on the holder's part, be converted into a substitute right or award to receive (without interest), an amount in cash (less any applicable withholding taxes) equal to the product of (A) the excess, if any, of (a) the Offer Price over (b) the exercise price per share of such stock option and (ii) the number of Shares underlying such stock option. The payment with respect to such substitute right or award will be payable, without interest and less any applicable withholding taxes, in a lump sum no less frequently than on a semi-annual basis on or after the date that such outstanding stock option would have otherwise vested and become exercisable in accordance with its terms (but in any event not later than the earlier of December 31 of the year during which such vesting date occurs or the date of termination for any such employee holding such outstanding stock option) but only if such conditions to vesting are satisfied prior to such vesting date; but if the employment or service of such grantee of such outstanding stock option is terminated by Envivio or its affiliates prior to such vesting date under conditions that would have accelerated the vesting of such outstanding stock option had it remained outstanding, then such vesting will be accelerated as of the date of such termination of employment or service. Section 11—"The Transaction Agreements—The Merger Agreement—Treatment of Equity Awards."

Can holders of restricted stock units participate in the Offer?

        The Offer is only for Shares and not for restricted stock units ("RSUs"). As of the Effective Time, each outstanding RSU to the extent vested, will automatically and without any required action on the holder's part, be canceled and converted into the right to receive (without interest), an amount in cash (less any applicable withholding taxes), equal to the product of the Offer Price and the number of Shares underlying such RSU immediately prior to the Effective Time, payable in a lump sum no later than the earlier of second payroll period after the Effective Time or December 31 of the year during which the Effective Time occurs. As of the Effective Time, each outstanding RSU to the extent unvested under the Envivio equity plans (after giving effect to any acceleration of vesting in connection with the merger that is contemplated by such RSU) will automatically and without any required action on the holder's part, be converted into a substitute right or award to receive (without interest), an amount in cash (less any applicable withholding taxes) equal to the product of the Offer Price and the number of Shares underlying such RSU. The payment with respect to such substitute right or award will be payable, without interest and less any applicable withholding taxes, in a lump sum no less frequently than on a semi-annual basis on or after the date that such outstanding RSU would have otherwise vested and become exercisable in accordance with its terms (but in any event not later than the earlier of December 31 of the year during which such vesting date occurs or the date of termination for any such employee holding such outstanding RSU) but only if such conditions to vesting are satisfied prior to such vesting date; but if the employment or service of such grantee of such outstanding RSU is terminated by Envivio or its affiliates prior to such vesting date under conditions that would have accelerated the vesting of such outstanding RSU had it remained outstanding, then such vesting will be accelerated as of the date of such termination of employment or service. Section 11—"The Transaction Agreements—The Merger Agreement—Treatment of Equity Awards."

What is the recommendation of the Envivio Board with respect to the Offer?

        The Board of Directors of Envivio has unanimously adopted resolutions (i) determining and declaring that the Merger Agreement, the Offer, the Merger and the other transactions contemplated therein are advisable and in the best interests of Envivio's stockholders, (ii) approving and declaring advisable the Merger Agreement, the Offer and the Merger and the other transactions contemplated therein, (iii) recommending that the stockholders of Envivio accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (iv) determining that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        A more complete description of the reasons for the Envivio Board's approval of the Offer and the Merger is set forth in the Envivio Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Envivio's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Have any stockholders agreed to tender their Shares?

        Concurrently with the execution of the Merger Agreement, certain significant stockholders of Envivio entered into a tender and support agreement with Parent and Purchaser (the "Support Agreement"), pursuant to which they agreed, among other things, to tender their Shares to Purchaser pursuant to the Offer and to vote against any action, agreement or transaction involving Envivio that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. As of September 10, 2015, these stockholders owned in the aggregate approximately 34% of Envivio's outstanding Shares. The Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. See also Section 11—"The Transaction Agreements."

If the Offer is completed, will Envivio continue as a public company?

        No. We are required, on the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable (but in any event within one business day) following the purchase of Shares in the Offer. If the Merger takes place, Envivio will no longer be publicly traded. Even if for some reason the Merger does not take place, if we purchase all Shares validly tendered and not properly withdrawn, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Shares and Envivio may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all Shares are not tendered in the Offer?

        Yes, so long as the conditions to the Merger are satisfied or waived. If we accept for payment all Shares properly tendered and not validly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, Purchaser will merge with and into Envivio, with Envivio continuing as the surviving corporation. If the Merger takes place, Parent will own 100% of Envivio, and all of the remaining stockholders of Envivio, other than any stockholders who properly demand appraisal rights, will have the right to receive an amount in cash (without interest) equal to the Offer Price, less any applicable withholding taxes. See the "Introduction" to this Offer to Purchase. See also Section 11—"The Transaction Agreements" and Section 15—"Certain Conditions of the Offer" for a description of the conditions to the Merger and the Offer.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger following the purchase of Shares in the Offer. We are required, on the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as promptly as practicable (but in any event within one business day) following the purchase of Shares in the Offer. See also Section 11—"The Transaction Agreements" and Section 12—"Purpose of the Offer; No Stockholder Approval; Plans for Envivio."

If I decide not to tender, how will the Offer and Merger affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, each of your Shares will be converted into the right to receive an amount in cash (without interest) equal to the Offer Price, less any applicable withholding taxes. You will have the right to receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer or the right to exercise your appraisal rights in connection with the Merger as more fully described below. Therefore, if the Merger takes place (and you do not exercise your appraisal rights), the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On September 9, 2015, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NASDAQ was $1.90.

        On September 25, 2015, the last full trading day prior to commencement of the Offer, the closing sale price per Share reported on NASDAQ was $4.07. Before deciding whether to tender your Shares, you should obtain a current market quotation for Shares. See Section 6—"Price Range of Shares; Dividends."

What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Material United States Federal Income Tax Consequences"), you will generally recognize a capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in such Shares. See Section 5—"Material United States Federal Income Tax Consequences."

        Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any U.S. federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of the Offer and the Merger.

Will I have the right to have my Shares appraised?

        Appraisal rights are not available in connection with the Offer, and stockholders of Envivio who tender Shares in the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, holders of Shares will be entitled to exercise appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with applicable provisions of the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer and the Merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under applicable Delaware law.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Envivio desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See Section 16—"Certain Legal Matters; Regulatory Approvals."

Who should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent, toll free at (888) 750-5834. See the back cover of this Offer to Purchase.

To the Holders of Shares of Stock of Envivio:

INTRODUCTION

        Cindy Acquisition Corp. (or any permitted successor thereto, "Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Ericsson Inc. (or any permitted successor thereto, "Parent"), a Delaware corporation, hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Envivio, Inc., a Delaware corporation ("Envivio"), at a price per Share of $4.10, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the "Offer Price"), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal").

        This Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 10, 2015, among Parent, Purchaser and Envivio. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined in Section 15—"Certain Conditions of the Offer"), and (ii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable antitrust laws of Austria. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer." There is no financing condition to the Offer.

        Envivio has advised Parent that, as of the close of business on September 8, 2015, (i) 28,343,139 Shares were issued and outstanding (of which 388,474 were SPR Shares and 97,464 are CSPA Shares), and (ii) 5,905,897 Shares were reserved for future issuance, including (a) 4,362,906 Shares subject to issuance pursuant to stock options and restricted stock units granted and outstanding under the Envivio, Inc. 2012 Stock Incentive Plan (the "2012 Plan"), the Envivio, Inc. 2000 Stock Option Plan (the "2000 Plan") or the Envivio, Inc. 2010 Stock Option Plan (the "2010 Plan") and (b) 1,542,991 Shares which are available for issuance pursuant to the 2012 Plan, including in respect of stock options granted and subsequently forfeited or terminated for any reason before being exercised under the 2010 Plan and the 2000 Plan and Shares reserved for issuance under the 2012 Plan but not yet subject to outstanding awards granted thereunder.

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements."

        Tendering stockholders who are record holders of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of Envivio has unanimously adopted resolutions (i) determining and declaring that the Merger Agreement, the Offer, the Merger (as defined below) and the other transactions contemplated therein are advisable and in the best interests of Envivio's stockholders, (ii) approving and declaring advisable the Merger Agreement, the Offer and the Merger and the other transactions contemplated therein, (iii) recommending that the stockholders of Envivio accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (iv) determining that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL") and that the Merger shall be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        A complete description of the reasons for the Envivio Board's approval of the Offer and the Merger will be set forth in Envivio's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to you with this Offer to Purchase.

        Concurrently with the execution of the Merger Agreement, certain significant stockholders of Envivio entered into a tender and support agreement with Parent and Purchaser (the "Support Agreement"), pursuant to which they agreed, among other things, to tender their Shares into the Offer and to vote against any action, agreement or transaction involving Envivio that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. As of September 10, 2015, these stockholders owned in the aggregate approximately 34% of Envivio's outstanding Shares. The Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms.

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements," Purchaser will be merged with and into Envivio, with Envivio continuing as the surviving corporation as a direct wholly owned subsidiary of Parent (the "Merger"). Pursuant to the Merger Agreement, the Merger will become effective at the time (such time, the "Effective Time") the certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $4.10 in cash, without interest, less any applicable withholding taxes, except for (i) Shares then held by Envivio as treasury stock or held by Purchaser that were accepted for payment by Purchaser in the Offer, all of which will be canceled and retired and will cease to exist, and (ii) Shares that are held by any stockholder of Envivio who properly demands appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger following the consummation of the Offer will not require a vote of Envivio's stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will own at least the amount of Shares that would, absent Section 251(h) of the DGCL, be required to approve the Merger. Following the consummation of the Offer and subject to the satisfaction of the conditions to the Merger, Purchaser, Parent and Envivio will take all necessary and appropriate action to effect the Merger as promptly as practicable (but in any event within one business day of the consummation of the Offer) without a meeting of the stockholders of Envivio in accordance with Section 251(h) of the DGCL. See Section 11—"The Transaction Agreements."

        THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND ENVIVIO'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE ENVIVIO BOARD AND THE REASONS FOR THEIR RECOMMENDATION) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF ENVIVIO SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration date of the Offer and not withdrawn as permitted under Section 4—"Withdrawal Rights." The time, if any, at which Purchaser accepts for payment all Shares validly tendered, pursuant to and subject to the conditions of the Offer, which shall occur promptly after the expiration of the Offer, is referred to as the "Acceptance Time." The Offer will expire one minute after 11:59 p.m., New York City time, on October 26, 2015, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the "Expiration Date").

        The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition and (ii) the expiration or termination of any applicable waiting periods (or any extension thereof) under the HSR Act and any applicable antitrust laws of Austria. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        The Merger Agreement provides that so long as neither Envivio nor Parent has terminated the Merger Agreement in accordance with its terms:

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  We must extend the Offer for one or more successive periods of at least two business days but no more than ten business days each as determined by Parent in its sole discretion (or such longer period as Parent and Envivio may agree) if, at any then-scheduled expiration of the Offer, any of the conditions of the Offer (the "Offer Conditions") are not satisfied or waived. The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, when added to the Shares owned by Parent and its controlled affiliates, would represent not less than one Share more than 50% of the sum of (i) all Shares then outstanding, plus (ii) all Shares that Envivio may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding options, warrants, or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof) ("Fully Diluted Shares").

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  In addition, we must extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer.

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  We will not, however, be required to extend the Offer beyond December 31, 2015 (the "End Date").

        Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2015. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of such withdrawal must specify the name of the person who tendered

Shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined in Section 2—"Acceptance for Payment and Payment for Shares") evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2—"Acceptance for Payment and Payment for Shares") to be credited with the withdrawn Shares.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Conditions, other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, unless otherwise provided by the Merger Agreement, Purchaser will not, without the prior written consent of Envivio, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend, modify or supplement any of the terms of the Offer or the Offer Conditions in a manner that adversely affects holders of Shares generally, (f) amend, modify or waive the Minimum Condition, or (g) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

        The rights reserved by Purchaser as described in the preceding paragraph are in addition to Purchaser's rights as described in Section 15—"Certain Conditions of the Offer." Any delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement, if required by applicable regulations of the Securities and Exchange Commission. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. In connection with a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

        Envivio has provided Purchaser with Envivio's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase and related documents to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Envivio's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement (or any other action by the stockholders of Envivio) will be required in connection with the Merger. We are required, on the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as promptly as practicable following the consummation of the Merger (but in any event within one business day of the consummation of the Offer).

        All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, promptly on or following the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. See Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) original certificates evidencing such Shares ("Share Certificates"), if any, or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the Offer Price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, the Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

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  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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  If you are a record holder and you hold uncertificated Shares in book-entry form with Envivio's transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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  If your Shares are held in "street" name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message and (3) any other documents required by the Letter of Transmittal.

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  If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent for assistance.

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  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        Book-Entry Transfer.    The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required for the Letter of Transmittal if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    Shares may also be tendered if all of the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

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  the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer and (3) any other documents required by the Letter of Transmittal; (B) if Shares being tendered are uncertificated, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal; and (C) if Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message, and (3) any other documents required by the Letter of Transmittal.

        The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.

        The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when accepted for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The valid tender of Shares pursuant to any of the procedures described herein and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, upon the terms and subject to the conditions of any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, Envivio, the Depositary, Innisfree M&A Incorporated (the "Information Agent") or any other person is or will be under any duty to give notification of any defects or irregularities in tenders, or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

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  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

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  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

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  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

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  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Envivio's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Envivio's stockholders.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in Section 5—"Material United States Federal Income Tax Consequences") should complete and return the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 5—"Material United States Federal Income Tax Consequences") should complete and submit IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding, see Section 5—"Material United States Federal Income Tax Consequences."

4.  Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2015.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of Shares May Not be Rescinded.    Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding upon the tendering party. None of Parent, Purchaser, Envivio, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Material United States Federal Income Tax Consequences.

        The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Envivio whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (xi) partnerships (or other entities treated as pass-through entities for U.S. federal income tax purposes) and persons who hold Shares through partnerships (or other such entities); (xii) persons that have a "functional currency" other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

        This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder (the "U.S. Treasury Regulations") and administrative and judicial interpretations thereof. All of the foregoing is subject to change, possibly with retroactive effect, and could affect the tax consequences described below.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more "United States persons" (as defined under the Code) has the authority to control all the substantial decisions of the trust, or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a "United States person." For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner, member or other owner in such partnership (or other such entity) will generally depend upon the status of the partner, member or other owner and upon the activities of the partnership (or other such entity). Partners, members or owners of partnerships (or other such entities) holding Shares should consult their tax advisors.

        The descriptions of U.S. federal income tax consequences set forth below are for general information only. Holders of Shares should consult such holders' own tax advisors as to the particular tax consequences to each such holder of the Offer and the Merger, including the application of U.S. federal, state, local and non-U.S. tax laws and possible changes in such laws.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If a U.S. Holder holds Shares as capital assets for U.S. federal income tax purposes, such holder will generally recognize a capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received and such holder's adjusted tax basis in such Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if a U.S. Holder's holding period for such Shares exceeds one year. The deductibility of capital losses against ordinary income is subject to limitations.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments received with respect to Shares that a Non-U.S. Holder exchanges in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

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  such holder's gain, if any, on Shares is effectively connected with such holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to such holder's permanent establishment in the United States), in which case (i) such holder will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. Holder (except that such holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, as described below under "—Backup Withholding") and (ii) if such holder is a corporation, such holder may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

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  such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year).

        Backup Withholding.    All payments to which a holder of Shares would be entitled pursuant to the Offer or the Merger will be subject to backup withholding, unless such holder (i) is an exempt recipient; or (ii) provides a taxpayer identification number ("TIN") and certifies that no loss of exemption from backup withholding has occurred. A U.S. Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. A Non-U.S. Holder should generally submit an IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8) attesting to such holder's foreign status in order to qualify as an exempt recipient.

        If a holder of Shares does not provide a correct TIN, such holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against such holder's U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return. All holders of Shares should consult such holders' own tax advisors as to such holders' qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.  Price Range of Shares; Dividends.

        The Shares trade on the NASDAQ Global Market under the symbol "ENVI" and have been listed on NASDAQ since Envivio's initial public offering on April 25, 2012. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NASDAQ Global Market based on published financial sources.

	High	Low
Fiscal Year Ended January 31, 2015
First Quarter	$4.25	$2.59
Second Quarter	2.88	1.93
Third Quarter	2.16	1.57
Fourth Quarter	1.85	1.18
Fiscal Year Ending January 31, 2016
First Quarter	$2.30	$1.30
Second Quarter	2.18	1.65
Third Quarter (through September 25, 2015)	1.70	4.09

        On September 9, 2015, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the NASDAQ Global Market was $1.90.

        On September 25, 2015, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the NASDAQ Global Market was $4.07.

        Envivio has not paid any dividends since its initial public offering in 2012.

        Stockholders are urged to obtain a current market quotation for Shares.

7.  Certain Information Concerning Envivio.

        General.    The following description of Envivio and its business are taken from Envivio's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 (the "10-K") and is qualified in its entirety by reference to the 10-K. Envivio is a leading provider of software-based IP video processing and distribution solutions that enable the delivery of high-quality video to consumers. Based on Envivio's unique video compression and advanced video processing networking technologies, Envivio's solutions enable service providers and content providers to offer high-quality video anytime, anywhere, across a broad array of video formats, networks, consumer devices and operating systems. Envivio refers to this video experience as TV Without Boundaries and believes it is one of the fastest growing components of the video infrastructure market. Envivio's software-based solutions run on industry-standard hardware and include encoders, transcoders and network media processors, all controlled through Envivio's network management system.

        Envivio enables service providers and content providers to deliver linear broadcast and on-demand video services to their customers via multiple screens, such as TV, tablets, smartphones, laptops, PCs and gaming devices. This high-quality video can be delivered to end users either across service providers' managed networks or outside the boundaries of their networks over the open Internet, referred to as over-the-top, or OTT. Envivio's customers include mobile and wireline telecommunications service providers, cable multiple system operators, or MSOs, direct broadcast satellite service providers, or DBSs, and content providers, which includes broadcasters and content publishers, owners, aggregators and licensees. Envivio distributes its products and solutions globally through a network of channel partners, which includes leading telecommunications systems integrators throughout the world, as well as through Envivio's direct sales force.

        Envivio differentiates its solutions by offering flexibility and scalability to its customers. Envivio's software is pre-loaded on standards-based servers or deployed on IT-centric blade servers and can be pre-configured based upon each customer's requirements. Envivio's software-based products enable differentiated features and revenue-enhancing applications along with a high quality of experience and carrier-class reliability. Envivio provides additional flexibility to its customers by offering continuous software enhancements and reconfigurations to adapt to the rapidly evolving consumer device landscape and its solutions conform to international telecommunications standards. In addition, Envivio works closely with its network of technology partners to support a wide range of video platforms, formats and features.

        Envivio is a Delaware corporation with its principal executive offices located at 535 Mission Street, 27th Floor, San Francisco, CA 94105. The telephone number for Envivio is (415) 510-3400.

        Available Information.    Envivio is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Envivio's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Envivio's securities, any material interests of such persons in transactions with Envivio and other matters is required to be disclosed in proxy statements and periodic reports distributed to Envivio's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0213. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Envivio, who file electronically with the SEC. The address of that site is http://www.sec.gov. Envivio also maintains an Internet website at http://www.envivio.com. The information contained in, accessible from or connected to Envivio's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Envivio's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Envivio contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Envivio contained in such documents and records or for any failure by Envivio to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Certain Projections.    Envivio provided Ericsson with certain unaudited projections concerning Envivio for the years 2016 through 2018, which are described under "Item 4. The Solicitation or Recommendation—Certain Financial Projections" in Envivio's Schedule 14D-9, which will be filed with the SEC and is being mailed to Envivio's stockholders with this Offer to Purchase (the "Projections"). Ericsson understands from Envivio that Envivio does not, as a matter of course, make detailed, short-term or long-term public forecasts or projections as to its future financial performance due to the unpredictability of the underlying assumptions and estimates. Envivio has advised Ericsson that the Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American

Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles. Envivio has also advised Ericsson that the Projections do not comply with generally accepted accounting principles and were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The summary of the Projections was included in Envivio's Schedule 14D-9 solely to give Envivio stockholders access to certain financial projections that were made available to Envivio's Board of Directors and financial advisor and/or Ericsson and were not included in Envivio's Schedule 14D-9 to influence any Envivio stockholder's decision whether to tender Shares in the Offer or for any other purpose.

        Envivio has advised Ericsson that the Projections necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Envivio's management and exclude, among other things, transaction-related expenses. Envivio has advised Ericsson that because the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Other important factors that may affect actual results and results of Envivio's operations, or could lead to the Projections not being achieved include factors that are more fully described in the "Risk Factors" section of Envivio's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015 as filed with the SEC. Envivio has advised Ericsson that there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in Envivio's Schedule 14D-9 should not be regarded as an indication that Envivio or any of its affiliates, advisors or representatives considered or consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither Ericsson nor Envivio, nor any of its or their respective affiliates, advisors, officers, directors or representatives, can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Envivio has advised Ericsson that it does not intend to make publicly available any update or other revision to the Projections. Neither Ericsson nor Envivio, nor any of its or their respective affiliates, advisors, officers, directors or representatives, has made or makes any representation to any Envivio stockholder or other person regarding the ultimate performance of Envivio compared to the information contained in the Projections or that the Projections will be achieved. Envivio has made no representation to Ericsson, in the Merger Agreement or otherwise, concerning the Projections.

        In light of the foregoing factors and the uncertainties inherent in the Projections, Envivio stockholders are cautioned not to place undue, if any, reliance on the Projections.

8.  Certain Information Concerning Parent and Purchaser.

        General.    Purchaser is a Delaware corporation with its principal offices located at 6300 Legacy Drive, Plano, TX 75024. The telephone number of Purchaser is (972) 583-1839. Purchaser is a direct wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Envivio and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        Parent is a Delaware corporation with its principal offices located at 6300 Legacy Drive, Plano, TX 75024. Parent is a wholly-owned subsidiary of Telefonaktiebolaget LM Ericsson (publ) ("LME"), a Swedish company listed on NASDAQ OMX Stockholm and NASDAQ New York.

        Ericsson is a world leading provider of communications infrastructure, services, media and support solutions. Network infrastructure provides the fundamentals for people to communicate. Today, more than 40 percent of the world's mobile traffic passes through networks provided by Ericsson and the networks Ericsson supports for operators serve more than 2 billion subscriptions. Ericsson is advancing its vision of "a Networked Society where every person and every industry is empowered to reach their full potential", through innovation, technology and sustainable business solutions. Founded in 1876 and headquartered in Stockholm, Ericsson operates in 180 countries, has more than 110,000 employees, and is listed on NASDAQ OMX Stockholm and on NASDAQ New York.

        Ericsson operates through the following businesses units:

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  Networks: Ericsson is a supplier of mobile networks. Besides mobile networks, Ericsson supplies core networks, microwave transport, Internet Protocol networks and fixed-access solutions for copper and fiber. In addition, Ericsson provides operations support systems. Networks account for about 55% of Ericsson's net sales.

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  Services: Ericsson provides consulting, systems integration, network rollout, network operation, network design & optimization, managed services for networks and information technology, customer support, and broadcast and media services. Services account for about 40% of Ericsson's net sales.

  •
  Support Solutions: Support Solutions develops and delivers software-based solutions for operations and business support systems, television and Media solutions, as well as solutions and services for the emerging mobile commerce ecosystem.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchaser and Schedule I hereto, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of Parent, Purchaser or, to the best knowledge of Parent, and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date hereof, Parent and Purchaser do not beneficially own of record any Shares.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Envivio, including any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies,

        Ericsson AB, a subsidiary of LME, and Envivio are party to a certain General Product Distribution and Reseller Agreement, dated March 12, 2009, as amended on January 1, 2012 (the "Reseller Agreement"). Under the Reseller Agreement, Envivio supplies hardware and software products and provides installation, maintenance, support, and certain other services to Ericsson. The Reseller

Agreement was entered into for an initial term of two years, but it automatically renews for one-year periods, unless terminated by either party with at least 12 months' notice. The Reseller Agreement has not been terminated and continues in effect, but there has been limited purchases made under the Reseller Agreement for the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. Parent filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.  Source and Amount of Funds.

        The Offer is not conditioned upon Purchaser or Parent obtaining financing to fund the purchase of Shares pursuant to the Offer and the Merger. Because (i) the only consideration to be paid in the Offer and the Merger is cash, (ii) we and Parent have cash on hand that will be sufficient to finance the payments to be made in the Offer and the Merger, (iii) the Offer is to purchase all issued and outstanding Shares, (iv) if the Offer is consummated, then we will acquire all remaining Shares for the same per Share cash price in the Merger (subject to certain appraisal rights under Section 262 of the DGCL) and (v) there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares pursuant to the Offer.

        Parent and Purchaser estimate that the total funds required to purchase all issued and outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $125 million. Parent will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger.

10.  Background of the Offer; Past Contacts or Negotiations with Envivio.

        Ericsson entered into the Reseller Agreement with Envivio in 2009 pursuant to which Ericsson distributed Envivio's products in the ordinary course of business. The Reseller Agreement was entered into for an initial term of two years, but it automatically renews for one-year periods, unless terminated by either party with at least 12 months' notice. The Reseller Agreement has not been terminated and continues in effect, but there has been limited purchases made under the Reseller Agreement for the past two years.

        In February, 2015, a representative of Evercore Partners ("Evercore"), financial advisor to Envivio, contacted Ericsson to introduce the potential opportunity for Ericsson to acquire Envivio. On March 1, 2015, Ericsson signed a confidentiality agreement with Envivio, which included employee non-solicit provisions and standstill provisions that, among other things, prohibited Ericsson for six months from effecting, proposing, participating in, or facilitating any acquisition of Envivio securities, or any tender or exchange offer, merger, consolidation, acquisition, or other business combination involving Envivio, unless specifically invited to do so by Envivio. The agreement provided for standstill provisions to terminate if Envivio entered into an agreement with another party providing for the acquisition of Envivio. After the signing of the confidentiality agreement, Ericsson received a copy of Envivio's management presentation containing an overview of Envivio's business and operations. On March 2, 2015, Mr. Julien Signès, CEO and President of Envivio, and Mr. Erik Miller, CFO of Envivio, held a conference call with certain members of the Ericsson business development team, during which Mr. Signès and Mr. Miller gave a presentation of Envivio's business. After further internal discussions, in late March, 2015, Ericsson made a determination not to further pursue the acquisition of Envivio at that time and informed representatives of Evercore.

        On July 31, 2015, representatives of Evercore called Mr. Per Borgklint, Senior Vice President and Head of Business Unit Support Solutions at Ericsson to discuss a variety of topics. During this conversation, the topic of a potential transaction with Envivio was discussed, and Mr. Borgklint asked for an introduction to Mr. Signès. After the call, Evercore provided Mr. Borgklint with the presentation materials shared by Envivio during the meeting between the two companies on March 2. Evercore informed Mr. Signès, who in turn informed the Envivio Board, that Ericsson may be interested in re-engaging in strategic discussions.

        On August 13, 2015, representatives from Ericsson contacted representatives of Citigroup Global Markets Inc. ("Citigroup") and informed them of Ericsson's interest in a potential acquisition of Envivio, as well as Ericsson's intention to retain Citigroup as its financial advisor.

        On August 20, 2015, Mr. Borgklint called Mr. Signès to discuss a potential acquisition of Envivio by Ericsson. The conversation was related to the strategic rationale of the transaction and anticipated timeline to announce the transaction at IBC, a leading industry conference, on September 10, 2015. In addition, representatives of Citigroup spoke to Evercore, informing them of Ericsson's interest, due diligence requests and the anticipated timeline to announcement. No proposals or specific terms of a potential strategic transaction were discussed.

        On August 21, 2015, Mr. Signès met with Mr. Borgklint and discussed a possible acquisition transaction between Envivio and Ericsson. During the meeting, Mr. Signès attempted to set valuation expectations for a potential transaction.

        On August 22, 2015, Evercore provided Citigroup with updated financial data, including three-year financial projections provided to them by Envivio, incorporating Envivio's results of the first half of FY2016.

        On August 24, 2015, Envivio provided representatives of Ericsson, Citigroup and Ericsson's counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), with access to an electronic data room for purposes of Ericsson's due diligence review of Envivio's business and operations.

        On August 27 and 28, 2015, representatives of Envivio met with representatives of Ericsson (with representatives of Citigroup and Evercore in attendance) in San Francisco and provided a detailed due diligence presentation covering a wide variety of topics, including Envivio's financial results for the first half of fiscal 2016.

        On August 27, 2015, Ericsson sent Envivio a written, non-binding proposal noting the intent to acquire Envivio for $4 per share in cash, subject to satisfaction of certain conditions, the confirmation of certain assumptions, and was preliminary, non-binding and subject to further due diligence (the "August 27 Proposal"). The August 27 Proposal was not subject to any financing contingencies. On the same day, representatives of Citigroup spoke with representatives of Evercore and discussed Ericsson's perspectives on valuation in support of its August 27 Proposal.

        On August 27, 2015, Mr. Signès called Mr. Borgklint to discuss the August 27 Proposal.

        On August 28, 2015, Envivio held a Board meeting to discuss the August 27 Proposal. Following the Board meeting representatives of Evercore contacted representatives of Citigroup to inform them that the Board had indicated they would continue to move forward with due diligence, but would require $4.75 per share prior to entering into a definitive agreement. On that day, representatives of Paul Weiss sent representatives of Pillsbury Winthrop Shaw Pittman LLP ("Pillsbury"), counsel to Envivio, an initial draft of a merger agreement.

        On August 29, 2015, Paul Weiss provided to Pillsbury an initial draft of the form of tender and support agreement that Ericsson requested be executed concurrently with the merger agreement by certain investors affiliated with Crescendo Ventures, Sageview Capital and HarbourVest Capital (the "Significant Stockholders"), each of whom had individual representatives on the Envivio Board. Copies of such draft form tender and support agreement were circulated to the Significant Stockholders and their counsel for review and comment.

        On August 31, 2015, Ericsson sent Envivio a written, non-binding proposal revising the offer to $4.10 per share in cash, subject to satisfaction of certain conditions, the confirmation of certain assumptions and subject to further due diligence (the "August 31 Proposal"), along with a request for exclusivity and draft exclusivity agreement. The August 31 Proposal was not subject to any financing contingencies. In addition, Mr. Borgklint contacted Mr. Signès and representatives of Citigroup contacted representatives of Evercore to discuss the details of the August 31 proposal, informing Envivio that Ericsson would not be submitting another indication of interest and the August 31 Proposal was a final offer. Citigroup further informed Evercore that the exclusivity letter would need to be executed by the end of the day on September 1, 2015 to proceed with any discussions. On the same day, Envivio held a Board meeting to discuss the August 31 Proposal. Following the Board meeting representatives of Evercore contacted representatives of Citigroup to inform them that Envivio would not attempt to further negotiate an increase in the offer price, but wanted to discuss certain key terms in the draft merger agreement before signing the exclusivity agreement.

        On September 1, 2015, representatives of Paul Weiss and Pillsbury had a discussion on the draft merger agreement. On the same day, Envivio held a Board meeting to discuss the progress on the definitive agreement and key outstanding items. During that meeting the Board authorized granting Ericsson exclusivity and Ericsson and Envivio signed a customary exclusivity agreement on that date. Pursuant to the exclusivity agreement, the parties agreed to negotiate exclusively until September 15, 2015. In addition, Ericsson was provided access to additional due diligence information in the online data room including additional customer and employee information.

        From September 2 to September 9, 2015, Paul Weiss and Pillsbury exchanged drafts of the merger agreement, the tender and support agreement and Envivio's disclosure letter and also had various telephonic meetings to negotiate the unresolved issues in these agreements and related documents. During the same period, Ericsson and Paul Weiss finalized the confirmatory due diligence of Envivio's business and operations.

        On September 2, 2015, a representative of Ericsson and Mr. Signès met telephonically and further discussed Ericsson's acquisition proposal and the target price per share.

        On September 9, 2015, Envivio held a board meeting, during which the Envivio board unanimously approved the Merger Agreement and declared that the Merger Agreement, the Offer and the Merger are advisable and in the best interest of Envivio's stockholders and recommended that the Envivio stockholders accept the Offer and tender their Shares. Following the meeting of the Envivio Board, representatives of Ericsson and its advisors, including Paul Weiss, and Envivio and its advisors, including Pillsbury, worked to finalize the transaction documents. In addition, each of the Significant Stockholders executed and delivered the Support Agreement.

        On September 10, 2015, the board of directors of LME, the parent entity of Ericsson approved the Merger Agreement and the Support Agreement and authorized Ericsson to execute and deliver these agreements and to consummate the transactions contemplated by these agreements.

        On September 10, 2015, the Merger Agreement and the Support Agreement were signed by the parties thereto, and Ericsson and Envivio issued separate press releases announcing the execution of the Merger Agreement.

11.  The Transaction Agreements.

        The following are summaries of the material terms of the Merger Agreement, the Support Agreement and the Confidentiality Agreement (as defined below). They have been included to provide investors and stockholders with information regarding the terms of such agreements. The summaries are not intended to provide any other factual information about Envivio, its stockholders or executives, Parent or Purchaser, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the agreements were made only as of specified dates for the purposes of such agreements, were made solely for the benefit of the parties to the agreements and may be subject to qualifications and limitations agreed upon by the parties. In particular, the representations, warranties and covenants contained in the agreements and described in the following summary were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and may have been qualified by confidential disclosures. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the agreements, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties' public disclosures. Investors are not third-party beneficiaries under the agreements. Accordingly, investors are strongly encouraged not to rely on such representations, warranties and covenants as characterizations of the actual state of facts or condition of Envivio, Parent, Purchaser, any of their respective subsidiaries or affiliates, or any other party.

        The following summaries of the Merger Agreement, the Support Agreement and the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC), and may be examined and copied as set forth in Section 8—"Certain Information Concerning Parent and Purchaser." For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

  The Merger Agreement

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in no event later than twelve business days or such later date as the parties may agree) after the date of the Merger Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction, or waiver by Purchaser if permitted under the Merger Agreement, of the offer conditions described in Section 15—"Certain Conditions of the Offer" (the "Offer Conditions"). Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, unless otherwise provided by the Merger Agreement, Purchaser will not, without the prior written consent of Envivio (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend, modify or supplement any of the terms of the offer or the Offer Conditions in a manner that adversely affects holders of Shares generally, (f) amend, modify or waive the Minimum Condition, or (g) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

        The Offer is initially scheduled to expire one minute after 11:59 p.m., New York City time, on October 26, 2015, which is 20 business days after the commencement of the Offer. Subject to the parties' termination rights described below under "Termination" and Purchaser's right to waive any Offer Condition other than the Minimum Condition, Purchaser must (i) extend the Offer on one or more occasions, in consecutive increments of at least two business days but no more than ten business days each as determined by Parent in its sole discretion (or such longer period as Parent and Envivio may agree) each if, at any then-scheduled expiration of the Offer, any Offer Condition (other than the Minimum Condition) has not been satisfied or waived, until such time as each such condition has been satisfied or waived, and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer. Notwithstanding the foregoing, Purchaser will not be required to extend the Offer beyond the End Date. Neither Purchaser nor Parent shall provide for any "subsequent offering period."

        The Merger Agreement further provides that, upon the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will accept for payment, and pay for, all Shares that Purchaser becomes obligated to purchase pursuant to the Offer promptly on or after the Expiration Date (as it may be extended and re-extended in accordance with the Merger Agreement). Acceptance for payment of Shares by Purchaser pursuant to and subject to the conditions of the Offer is referred to as the "Offer Acceptance Time".

        The Merger.    The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser will be merged with and into Envivio, the separate corporate existence of Purchaser will cease, and Envivio will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the "Surviving Corporation"). Subject to the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, the closing of the Merger (the "Closing") will take place at 9:00 a.m. Eastern time as soon as practicable following the Offer Acceptance Time (the "Closing Date"). Concurrently with the Closing, Envivio, Parent and Purchaser will cause to be filed with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger as provided under the DGCL (the "Certificate of Merger"). The Merger will become effective upon the date and time at which the Certificate of Merger has been duly filed or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being referred to as the "Effective Time"). The Merger will be governed by Section 251(h) of the DGCL. The parties have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time (but in any event within one business day of the date on which the Offer Acceptance Time occurs), without a meeting of the Envivio stockholders pursuant to Section 251(h) of the DGCL.

        Organizational Documents, Directors and Officers of the Surviving Corporation.    The Merger Agreement provides that at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated to be identical to the certificate of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, except that such provisions of the Purchaser's certificate of incorporation relating to its incorporator and date of incorporation shall be revised appropriately to reflect such facts in Envivio's case and all references to the name of Purchaser will be replaced with references to such name as determined by Parent. Until their successors are duly elected or appointed and qualified, or until their earlier resignation or removal, (i) the Company shall take all necessary action to cause the members of the Board of Directors of Envivio immediately prior to the Effective Time to resign and the directors of Purchaser immediately prior to the Effective Time to be appointed directors of the Surviving Corporation, and (ii) the officers of Envivio immediately prior to the Effective Time will be the officers of the Surviving Corporation.

  Effect of the Merger on Capital Stock.

        At the Effective Time:

  •
  each issued and outstanding Share (except for (i) Shares then held by Envivio as treasury stock or shares held by Purchaser that were accepted for payment by Purchaser in the Offer, and (ii) Shares that are held by any stockholder of Envivio who properly demands appraisal rights pursuant to Section 262 of the DGCL (such Shares, the "Excluded Shares")) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"), less any applicable withholding taxes;

  •
  each Share held by Envivio as treasury stock or held by Purchaser that was accepted for payment by Purchaser in the Offer will be automatically canceled and retired and will cease to exist, and no consideration or payment will be delivered in exchange therefor; and

  •
  each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

        As of the Effective Time, each certificate (a "Certificate") formerly representing any of the Shares and each non-certificated Share represented by book entry (a "Book Entry Share") (other than in each case Excluded Shares) will thereafter represent only the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.

        Treatment of Equity Awards.    As of the Effective Time, all vested and unexercised stock options (giving effect to any acceleration of vesting) outstanding at the Effective Time will be canceled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the total number of Shares subject to such option, payable in a lump sum no later than the earlier of the second payroll period after the Effective Time or December 31st of the year during which the Effective Time occurs. As of the Effective Time, all unvested or unexercisable stock options (giving effect to any acceleration of vesting) outstanding at the Effective Time will be converted into a substitute right or award to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the total number of Shares subject to such option, payable in a lump sum no less frequently than on a semi-annual basis on or after the date that such stock option would have otherwise vested (and in any event not later than the earlier of December 31st of the year during which such vesting date occurs or the date of termination for any such employee) but only if such conditions to vesting are satisfied prior to such vesting date; but if the employment or service of such grantee of such outstanding stock option is terminated by the Surviving Corporation or its affiliates prior to such vesting date under conditions that would have accelerated the vesting of such outstanding stock option had it remained outstanding, then such vesting will be accelerated as of the date of such termination of employment or service.

        As of the Effective Time, all vested restricted stock units (giving effect to any acceleration of vesting) outstanding at the Effective Time, will be canceled and converted into the right to receive (without interest), an amount in cash (less any applicable withholding taxes), equal to the product of the Offer Price and the number of Shares underlying such restricted stock unit, payable in a lump sum no later than the earlier of the second payroll period after the Effective Time or December 31st of the year during which the Effective Time occurs. As of the Effective Time, all unvested restricted stock unites (giving effect to any acceleration of vesting) outstanding at the Effective Time will be converted into a substitute right or award to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to the product of the Offer Price and the number of Shares underlying such restricted stock unit, payable in a lump sum no less frequently than on a semi-annual basis on or after the date that such stock option would have otherwise vested (and in any event not later than the earlier of December 31st of the year during which such vesting date occurs or the date of termination for any such employee) but only if such conditions to vesting are satisfied prior to such vesting date; but if the employment or service of such grantee of such outstanding RSU is terminated by the Surviving Corporation or its affiliates prior to such vesting date under conditions that would have accelerated the vesting of such outstanding RSU had it remained outstanding, then such vesting will be accelerated as of the date of such termination of employment or service.

        As of the Effective Time, all outstanding shares (giving effect to any acceleration of vesting or lapsing of repurchase rights) issued pursuant to a stock purchase right ("SPR Shares") shall automatically be cancelled and each holder of SPR Shares shall have only the right to receive (without interest), an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of the product of the Offer Price and the number of SPR Shares held by such holder as of immediately prior to the Effective Time, over the aggregate amount of principal and interest outstanding as of the Effective Time under the corresponding promissory note(s) issued by such holder to Envivio in respect of such SPR Shares, payable (1) in the case of each outstanding SPR Share that is no longer subject to a right of repurchase, in a lump sum as soon as reasonably practicable after the Effective Time and (2) in the case of each outstanding SPR Share that is subject to a right of repurchase, in a lump sum no less frequently than on a semi-annual basis after the date that such outstanding SPR Share would otherwise no longer be subject to a right of repurchase (and in any event not later than March 15th of the year following such date) but only if such conditions to vesting (or lapsing of repurchase rights with respect thereto) are satisfied prior to such date. In the event the employment or service of the holder of such outstanding SPR Share that is subject to a right of repurchase is terminated by the surviving corporation and its affiliates prior to such date under conditions that would have accelerated the vesting of such SPR Share (or repurchase rights with respect thereto) had it remained outstanding, then such vesting (lapsing of repurchase rights with respect thereto) shall be accelerated as of the date of such termination of employment or service.

        As of the Effective Time, all outstanding shares (giving effect to any acceleration of vesting or lapsing of repurchase rights) issued pursuant to a common stock purchase agreement ("CSPA Shares") shall automatically be cancelled and each holder of CSPA Shares shall have only the right to receive (without interest), an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of the product of the Offer Price and the number of CSPA Shares held by such holder as of immediately prior to the Effective Time, over the aggregate amount of principal and interest outstanding as of the Effective Time under the corresponding promissory note(s) issued by such holder to Envivio in respect of such CSPA Shares, payable (1) in the case of each outstanding CSPA Share that is no longer subject to a right of repurchase, in a lump sum as soon as reasonably practicable after the Effective Time and (2) in the case of each outstanding CSPA Share that is subject to a right of repurchase, in a lump sum no less frequently than on a semi-annual basis after the date that such outstanding SPR Share would otherwise no longer be subject to a right of repurchase (and in any event not later than March 15th of the year following such date) but only if such conditions to vesting (or lapsing of repurchase rights with respect thereto) are satisfied prior to such date. In the event the employment or service of the holder of such outstanding CSPA Share that is subject to a right of repurchase is terminated by the surviving corporation and its affiliates prior to such date under conditions that would have accelerated the vesting of such CSPA Share (or repurchase rights with respect thereto) had it remained outstanding, then such vesting (lapsing of repurchase rights with respect thereto) shall be accelerated as of the date of such termination of employment or service.

        Representations and Warranties.    In the Merger Agreement, Envivio has made customary representations and warranties to Parent and Purchaser, which are subject to the disclosure letter to the Merger Agreement and to certain disclosure in Envivio's SEC filings prior to the date of the Merger Agreement, including representations relating to: due organization; subsidiaries; certificate of incorporation and bylaws; capitalization; SEC filings; financial statements; absence of certain changes; title to assets; real property; equipment; intellectual property; contracts; liabilities; compliance with laws; regulatory matters; privacy; certain business practices; tax matters; employee matters; benefit plans; labor matters; environmental matters; insurance; transactions with affiliates; legal proceedings; orders; authority; the binding nature of the Merger Agreement; non-applicability of Section 203 of the

DGCL; the lack of necessity of a stockholder vote; non-contravention; consents; fairness opinion; financial advisor; disclosure; Exchange Act Rule 14d-10 matters; government contracts; and export controls.

        Some of the representations and warranties in the Merger Agreement made by Envivio are qualified by "materiality" or "Material Adverse Effect". For purposes of the Merger Agreement, "Material Adverse Effect" means any change, event, occurrence or effect, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on (i) the assets, liabilities, business, financial condition or results of operations of Envivio and its subsidiaries, taken as a whole, or (ii) the ability of the Envivio to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), excluding, with respect to clause (i) only, any such adverse effect resulting from or arising out of: (a) the announcement of the Offer or the Merger; (b) the identity of Parent or any of its affiliates as the acquirer of Envivio, provided that clauses (a) and (b) shall not apply for purposes of the non-contravention representations and warranties in the Merger Agreement or the closing conditions to the extent relating to the non-contravention representations and warranties in the Merger Agreement; (c) general economic, financial market or political conditions; (d) general conditions in the industry in which Envivio and its subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; (e) any changes (after the date of the Merger Agreement) in GAAP or applicable law (or interpretations thereof); (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement; (g) any failure by Envivio to meet internal or analysts' estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Shares (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Material Adverse Effect has occurred); or (h) the taking of any specific action, or refraining from taking any specific action, in each case at the request of Parent following the date of the Merger Agreement and not otherwise expressly required in the Merger Agreement; provided, further, in the case of clauses (c), (d), (e) and (f) such effect may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect has had or would reasonably be expected to have a disproportionate adverse effect on Envivio and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Envivio and its subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Material Adverse Effect.

        Additionally, the Merger Agreement provides that Envivio has represented that the Envivio Board of Directors (at a meeting duly called and held) has unanimously (i) determined and declared that the Merger Agreement and the Offer, the Merger and any other transaction contemplated therein are in the best interests of Envivio's stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated therein in accordance with the requirements of the DGCL, (iii) resolved to recommend that the stockholders of Envivio accept the Offer and tender their Shares pursuant to the Offer (the "Envivio Board Recommendation"), (iv) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following Offer Acceptance Time, and (v) to the extent necessary, adopted a resolution having the effect of causing the Merger, the Merger Agreement, the Support Agreement and the transactions contemplated by the Merger Agreement and the Support Agreement not to be subject to any state anti-takeover law that might otherwise apply to the Transactions. As of the date of the Merger Agreement, these resolutions were not rescinded, modified or withdrawn in any way.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Envivio, including representations relating to: due organization; the status of Purchaser; power and authority; binding nature of the Merger Agreement; non-contravention; consents; SEC disclosure; sufficiency of funds; ownership of Envivio common stock; or absence of litigation.

        Conduct of Business.    The Merger Agreement provides that, during the period from the execution of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement (the "Pre-Closing Period") except (i) as required or otherwise expressly contemplated under the Merger Agreement, (ii) with the written consent of Parent, (iii) as required by applicable law, or (iv) as set forth in the disclosure letter that has been prepared by Envivio and delivered to Parent in accordance with the requirements of the Merger Agreement, Envivio will ensure that it and each of its subsidiaries conducts its business and operations in the ordinary course, consistent with past practices, and Envivio will use its commercially reasonable efforts to: (a) preserve intact its business organization and material assets, (b) keep available the services of its officers and employees, (c) maintain in effect all of its governmental authorizations, and (d) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors, strategic partners, logistics providers, customs brokers, payment processors/providers and others having material business relationships with Envivio.

        In addition, during the Pre-Closing Period and subject to the same exceptions as listed above, Envivio will not, and will not permit any of its subsidiaries to:

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Envivio's capital stock, or repurchase, redeem or otherwise reacquire any shares of Envivio's capital stock or options, warrants, convertible or exchangeable securities, restricted stock units, stock based performance units or other rights to acquire any such shares of capital stock, other than dividends or distributions solely between or among any of its wholly owned subsidiaries to the extent consistent with past practices and other acquisitions of Shares in satisfaction by holders of stock options, restricted stock units, SPR Shares or CSPA Shares of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

           (ii)  sell, issue, deliver, grant, authorize the issuance or grant of (a) any capital stock or other security of Envivio, (b) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit, or right to acquire any capital stock or other security of Envivio, (c) any instrument convertible into or exchangeable for any capital stock or other security of Envivio, or (d) equity awards denominated in shares of Envivio's capital stock (including any stock options, restricted stock units, SPR Shares or CSPA Shares) or other rights to acquire such shares or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Shares) other than the issuance of Shares upon the exercise of Envivio stock options or pursuant to the terms of restricted stock units that are outstanding on the date of the Merger Agreement, in each case in accordance with the applicable equity award's terms as in effect on the date of the Merger Agreement;

          (iii)  split, combine or reclassify its outstanding shares of capital stock of Envivio or enter into any agreement with respect to voting of any of the capital stock of any of its subsidiaries or any securities convertible into or exchangeable for such capital stock;

          (iv)  except to the extent required pursuant to the terms of the employee benefit plans and agreements as in effect on the date of the Merger Agreement, (a) enter into, establish, adopt, modify, amend or terminate any employee benefit plans or agreements, (b) take any action to amend, modify or waive any of Envivio's rights under, or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under, any employee benefit plans and agreements, (c) increase in any manner the compensation or benefits of any current or former director, officer, employee, independent contractor or other service provider of Envivio or any of its subsidiaries ("Company Associates"), or grant any type of compensation or benefit to any Company Associate not previously receiving or entitled to receive such compensation or benefit, (d) hire, elect or appoint any individual, except other than into those positions set forth in the disclosure letter, (e) terminate the employment of any individual, other than due to such individual's death, disability, failure to perform or for cause (each as determined by Envivio or any of its subsidiaries in its reasonable discretion in the ordinary course of business consistent with past practice), or (f) issue or forgive any loans to any Company Associate (other than routine travel advances or similar business expense advances issued in the ordinary course of business consistent with past practice and the use of any of its subsidiaries' credit cards in accordance with the subsidiary's policy); provided, however, that clauses (a) and (c) will not limit Envivio's or any of its subsidiaries' ability to make compensation and benefits (other than severance benefits and equity-based incentive compensation) available to employees hired in accordance with clause (d), in each case, in the ordinary course of business consistent with past practice that are comparable to the compensation and benefits (other than severance benefits and equity-based incentive compensation) provided to similarly situated employees of Envivio or the applicable subsidiary of Envivio;

           (v)  amend, modify, waive any provision of or permit the adoption of any amendment to Envivio's certificate of incorporation or bylaws or the charter, bylaws or comparable organizational documents of any of Envivio's subsidiaries;

          (vi)  (a) incur, redeem, repurchase, prepay, defease, guarantee, assume or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Envivio or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (b) make any loans, advances or capital contributions to, or investments in (including by purchase of stock or securities, property transfers or purchase of property or assets of any person or otherwise), any other person, other than to or in Envivio or any of its subsidiaries or extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business consistent with past practice;

         (vii)  except for capital expenditures in the ordinary course of business not to exceed $750,000 in the aggregate and $10,000 in any individual instance or in the case of sales demonstration equipment and related capital expenditures not to exceed $75,000 in any individual instance; make any capital expenditures without Parent's consent, such consent not to be unreasonably withheld, conditioned or delayed;

        (viii)  acquire, lease, license or sublicense any right or other asset, including intellectual property from any other person or sell or otherwise dispose of (including through any "spin-off"), or pledge, encumber or otherwise subject to any encumbrance (other than an encumbrance permitted by the Merger Agreement), or lease, license or sublicense, any right or other asset, including intellectual property, to any other person (other than dispositions of inventory and non-exclusive licenses of intellectual property in the ordinary course of business and consistent with past practices), or waive or relinquish, abandon, allow to lapse or encumber (except for an encumbrance permitted by the Merger Agreement) any right, property or asset, including intellectual property, other than, solely with respect to assets other than intellectual property, pursuant to transactions where the amount of consideration paid or transferred in connection with such transactions would not exceed $50,000 individually or $100,000 in the aggregate;

          (ix)  except to the extent required by applicable law or consistent with past practice in the case of any election or amended tax return, make or change any material tax election, change any annual tax accounting period, change or consent to any material change in any tax accounting method, file any amended material tax return, enter into any closing agreement, surrender any right to claim a material tax refund, settle any material tax liability, request any material tax ruling, or waive or extend or consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax claim or assessment;

           (x)  change any of its methods of accounting or accounting practices unless required by applicable law, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

          (xi)  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or modify or amend, waive or exercise any material right or remedy under or terminate any material contract or any contract that, if existing on the date of the Merger Agreement, would have been a material contract, in each case except for customer or supplier purchase orders (but not, for the avoidance of doubt, any master purchase agreements, master supply agreements or any similar agreements) entered into in the ordinary course of business consistent with past practice;

         (xii)  commence, settle or compromise any proceeding or liability, except for settlements or compromises that (a) involve monetary remedies with a value not in excess of $75,000, with respect to any legal proceeding or liability, or $150,000 in the aggregate, (b) do not grant to any third party rights to any material intellectual property of Envivio or impose any restriction on the right of Envivio's subsidiaries to use or register any intellectual property, or (c) do not impose any restriction or obligation (other than the payment of money) on the businesses of Envivio's subsidiaries or any of their affiliates;

        (xiii)  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

        (xiv)  enter into any new line of business;

          (xv)  amend in a manner that adversely impacts the ability to conduct its business, terminate or allow to lapse any governmental authorizations of Envivio or its subsidiaries;

        (xvi)  (a) cancel or permit to lapse certain material intellectual property that is registered, issued or subject to a pending application or (b) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any confidential information constituting Envivio's intellectual property in a way that results in loss of intellectual property protection for such confidential information;

       (xvii)  form, create, establish, enter into or acquire an interest in any new subsidiary, joint venture or similar entity;

      (xviii)  cancel, terminate or modify in any material respect, or take any action that could permit cancellation, termination or material modification of, any insurance policy material to Envivio and its subsidiaries, taken as a whole;

        (xix)  enter into any long-term real property lease or extend any existing real property lease for a term of more than one-year;

          (xx)  enter into, modify or terminate any collective bargaining agreement, agreement to form a work council or other union or similar agreement or commit to enter into any such agreements; or

        (xxi)  authorize, agree or commit to take any of the foregoing actions described in clauses (i) through (xx) above.

        Notwithstanding the foregoing, nothing contained in the Merger Agreement will give Parent or Purchaser, directly or indirectly, rights to control or direct the operations of Envivio or its subsidiaries prior to the Offer Acceptance Time.

        Acquisition Proposals.    The Merger Agreement provides that Envivio will not, and will cause its subsidiaries and the stockholders who executed the Support Agreement and its and their respective representatives not to, and Envivio will not publicly propose to, directly or indirectly (other than with respect to Parent and Purchaser), (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of Envivio or any of its subsidiaries with respect to or in connection with or with the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal, or (iii) enter into any letter of intent, agreement, contract, commitment, agreement in principle or any other arrangement or understanding with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, as defined below) (any of the foregoing, an "Acquisition Agreement") or enter into any agreement, contract, commitment, arrangement or understanding requiring Envivio to, or contemplating that Envivio will, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

        Further, pursuant to the Merger Agreement, Envivio has agreed to, and will cause its subsidiaries and the stockholders who executed the Support Agreement and its and their respective representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation with any third party with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any third party within the last 12 months for the purposes of evaluating a possible Acquisition Proposal. Envivio has also agreed to terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

        The Merger Agreement provides that any violation of the restrictions above by any of Envivio's subsidiaries and the stockholders who executed the Support Agreement or any of its or their respective representatives will be deemed to constitute a breach by Envivio of these restrictions. The restrictions described above are referred to as Envivio's "Non-Solicitation Covenant".

        Notwithstanding the restrictions described above, if at any time prior to the Offer Acceptance Time, (i) Envivio receives a bona fide written Acquisition Proposal from a third party, (ii) the Acquisition Proposal did not result from a breach of Envivio's Non-Solicitation Covenant, and (iii) the Board of Directors of Envivio or any committee thereof determines in good faith, after consultation with Envivio's financial advisor and outside legal counsel, that (a) the Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below), and (b) the failure to do the following would be inconsistent with the fiduciary duties of the Board of Directors of Envivio under applicable law, then Envivio may (1) furnish information and data with respect to Envivio and its subsidiaries to the third party making the Acquisition Proposal and afford it access to the businesses, properties, assets and personnel of Envivio and its subsidiaries, and (2) enter into, maintain and participate in discussions or negotiations with the third party making the Acquisition Proposal regarding the Acquisition Proposal; provided, however, that Envivio (A) will not, and will not permit its subsidiaries or its or their representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement, and (B) Envivio also provides Parent, prior to the time any such information or data is provided or made available to such third party, any non-public information or access furnished or afforded to such third party that was not previously furnished or afforded to Parent. Envivio will notify Parent prior to furnishing any non-public information, providing access to its businesses, properties, assets and personnel and/or entering into any discussions or negotiations. Notwithstanding anything to the contrary contained in the Merger Agreement, Envivio and its representatives may, prior to the Offer Acceptance Time, following the receipt of an Acquisition

Proposal from a third party that did not result from a breach of Envivio's Non-Solicitation Covenant, contact the third party solely to refer it to the terms of Envivio's Non-Solicitation Covenant.

        The Merger Agreement also provides that Envivio will as promptly as practicable (and in any event within twenty-four hours) notify Parent of any Acquisition Proposal, or any request for information or inquiry that could reasonably be expected to lead to or contemplates an Acquisition Proposal. This notification will include (i) a copy of the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of the Acquisition Proposal, request or inquiry) (including in each case any subsequent material amendments or other material modifications thereto) and (ii) the identity of the third party making the Acquisition Proposal, request or inquiry. Commencing upon the provision of any notice described above, Envivio (or its outside counsel) will (a) on a daily basis at mutually agreeable times, advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (b) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written and electronic communications (other than any immaterial documents or communications) relating to the Acquisition Proposal (including the financing for it), request or inquiry exchanged between Envivio, any of its subsidiaries and the stockholders who executed the Support Agreement or any of its or their respective representatives, on the one hand, and the third party making the Acquisition Proposal, any of its affiliates or any of its or their respective representatives, on the other hand.

        "Acquisition Proposal" means any inquiry (in writing or otherwise), offer, proposal or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any third party, directly or indirectly, of (a) assets (including capital stock of subsidiaries of Envivio) representing (A) 15% or more of the consolidated net revenues of Envivio and its subsidiaries immediately prior to such transaction or series of transactions or (B) 15% or more of the fair market value of the assets of Envivio and its subsidiaries, taken as a whole, or (b) 15% or more of any class of outstanding voting or equity securities of the Envivio, (ii) any tender offer (including a self-tender) or exchange offer that, if consummated, would result, directly or indirectly, in any third party (or the shareholders thereof) beneficially owning 15% or more of any class of outstanding voting or equity securities of Envivio or the surviving entity, or (iii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Envivio or any of its subsidiaries, or liquidation, dissolution, recapitalization, extraordinary dividend, other significant corporate reorganization or other similar transaction involving Envivio or any of its subsidiaries, (a) pursuant to which 15% or more of any class of outstanding voting or equity securities of Envivio or the resulting entity would be beneficially owned by any third party (or the direct or indirect parent entity of such third party or the shareholders of such third party) or (b) which would result in assets (including capital stock of subsidiaries of Envivio) representing (A) 15% or more of the consolidated net revenues of Envivio and its subsidiaries immediately prior to such transaction or series of transactions or (B) 15% or more of the fair market value of the assets of Envivio and its subsidiaries, taken as a whole, being, directly or indirectly, acquired by or sold to any third party.

        "Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing confidentiality and other terms (other than standstill restrictions) that are not less favorable to Envivio in the aggregate than the confidentiality and other terms (other than standstill restrictions) contained in the Confidentiality Agreement.

        "Superior Proposal" means any bona fide and written Acquisition Proposal that is binding on the third party making the Acquisition Proposal that the Board of Directors of Envivio determines in good faith (after consultation with Envivio's financial advisor and outside legal counsel), taking into account those matters that the Board of Directors of Envivio deems relevant, which shall include all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the third party making the Acquisition Proposal, including the form of consideration, financing terms (and certainty of financing) thereof and the likelihood and expected timing of consummation, is more favorable to Envivio's stockholders than the Offer or the Merger (taking into account all adjustments to the terms of the Merger Agreement that are offered by Parent pursuant to the Merger Agreement; provided, however, that, for purposes of this definition references in the term "Acquisition Proposal" to "15% or more" will be deemed to be references to "more than 80%".

        Envivio Board Recommendation.    The Merger Agreement provides that none of Envivio, its Board of Directors or any of its committees will (i) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, adversely qualify or modify (or resolve, determine or publicly propose to do any of the foregoing) the Envivio Board Recommendation, (ii) following the date any Acquisition Proposal (or any material modification thereto) is made or commenced, or an intention to make or commence any Acquisition Proposal (or any material modification thereto) is publicly proposed or announced, fail to reaffirm (publicly, if so requested) the Envivio Board Recommendation, within three business days after a request by Parent to do so (or, if earlier, by the second business day prior to the then-scheduled Expiration Date of the Offer), (iii) fail to publicly recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Purchaser or any of their affiliates) for the Shares within 10 business days after the commencement of such offer, (iv) adopt, approve, recommend, submit to the vote of securityholders or declare advisable any Acquisition Proposal or the entry into any Envivio Acquisition Agreement (or resolve, determine or publicly propose to do any of the foregoing), or (v) approve any transaction under, or any transaction resulting in any third party becoming an "interested stockholder" under, Section 203 of the DGCL (or resolve, determine or publicly propose to do any of the foregoing) (any action described in clauses (i) through (v) being referred to as an "Adverse Change Recommendation"), except as expressly permitted by the Merger Agreement.

        Notwithstanding the above restrictions, at any time prior to the Offer Acceptance Time, the Board of Directors of Envivio may make an Adverse Change Recommendation or, subject to the substantially concurrent payment of the Termination Fee (as defined below) in accordance with the terms of the Merger Agreement as described in further detail below, terminate the Merger Agreement to enter into a definitive agreement in the event of a Superior Proposal (a "Specified Acquisition Agreement"), if and only if:

            (i)  the Superior Proposal did not result from a breach of Envivio's Non-Solicitation Covenant;

           (ii)  Envivio has complied in all material respects with its Non-Solicitation Covenant and its obligations described under "Envivio Board Recommendation";

          (iii)  the Board of Directors of Envivio determines in good faith, after consultation with Envivio's financial advisor and outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Acquisition Agreement would be inconsistent with the fiduciary duties of the Board of Directors of Envivio under applicable law;

          (iv)  Parent receives from Envivio prior written notice of Envivio's intention to make an Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Acquisition Agreement at least four business days prior to making any Adverse Change Recommendation or terminating the Merger Agreement to enter into a Specified Acquisition Agreement (a "Change of Recommendation Notice"), which Change of Recommendation Notice shall not, in and of itself, constitute an Adverse Change Recommendation; and

           (v)  Envivio complies with clauses (a) through (e) (as applicable) as follows: (a) prior to giving effect to clauses (b) through (e), the Board of Directors of Envivio will have determined in good faith, after consultation with Envivio's financial advisor and outside legal counsel, that the Acquisition Proposal constitutes a Superior Proposal; (b) Envivio will have complied with its notification obligations with respect to the Acquisition Proposal and provided to Parent in writing the material terms and conditions of the Acquisition Proposal, the most current version of the proposed agreement under which the Acquisition Proposal is proposed, and the identity of the person making the Acquisition Proposal; (c) Envivio will have negotiated in good faith with Parent (and caused its representatives to negotiate with Parent), to the extent Parent desires to negotiate, during the four business day period provided in the foregoing clause (iii) with respect to any proposed revisions to the Merger Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal; (d) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and Envivio's financial advisor, the Board of Directors of Envivio will have determined in good faith that the Acquisition Proposal remains a Superior Proposal and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Acquisition Agreement would be inconsistent with the fiduciary duties of the Board of Directors of Envivio under applicable law; and (e) if Envivio intends to terminate the Merger Agreement to enter into a Specified Acquisition Agreement, Envivio will complies with the termination provisions of the Merger Agreement and will have paid the Termination Fee in accordance with the terms of the Merger Agreement.

        Envivio's obligations described in the preceding paragraph in connection with a Superior Proposal apply to any material amendment to any Acquisition Proposal (which will require a new Change of Recommendation Notice and Envivio will be required to comply again with the aforementioned obligations except that any reference to four business days will instead be two business days) or any successive Acquisition Proposals.

        Intervening Event.    The Merger Agreement provides that, at any time prior to the Offer Acceptance Time, the Board of Directors of Envivio may make an Adverse Change Recommendation with respect to an Intervening Event (as defined below), if and only if:

            (i)  the Board of Directors of Envivio has determined in good faith, after consultation with Envivio's outside legal counsel, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Envivio under applicable law;

           (ii)  Parent has received from Envivio a Change of Recommendation Notice at least four business days prior to making any Adverse Change Recommendation, describing the Intervening Event in reasonable detail (including the underlying facts giving rise to the Intervening Event and the reasons for the Adverse Change Recommendation), which Change of Recommendation Notice shall not, in and of itself, constitute an Adverse Change Recommendation;

          (iii)  during the four business day period provided in the foregoing clause (ii), Envivio has negotiated in good faith with Parent (and caused its representatives to negotiate with Parent), to the extent Parent desires to negotiate, with respect to any proposed revisions to the Merger Agreement or other proposals made by Parent, if any, that would obviate the need to make an Adverse Change Recommendation; and

          (iv)  after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Board of Directors of Envivio has determined in good faith that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Envivio under applicable law.

        Envivio's obligations with respect to making an Adverse Change Recommendation in connection with an Intervening Event (summarized above) will also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change will require a new Change of Recommendation Notice and Envivio will be required to comply again with the aforementioned obligations, except that any reference to four business days will instead be two business days.

        "Intervening Event" means any material fact, event, change, development or circumstance that is not known or reasonably foreseeable by the Board of Directors of Envivio as of the date of the Merger Agreement. In no event will the receipt, existence of or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

        Filings and Approvals.    The Merger Agreement provides that Envivio and Parent will cooperate with each other and use (and will cause their respective subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental body, including without limitation under applicable antitrust laws, in order to consummate the Transactions.

        The Merger Agreement further provides that Envivio and Parent (and their respective affiliates, if applicable) will: (i) (a) promptly, but in no event later than nine business days following the date of the Merger Agreement, file any and all notices, reports, and other documents required to be filed by such party under the HSR Act and in no event later than nine business days following the date of the Merger Agreement, file any and all notices, reports and other documents required to be filed by such party under any other applicable antitrust laws (to the extent required) with respect to the Transactions, and (b) use reasonable best efforts to promptly cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable antitrust laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice ("DOJ") or the U.S. Federal Trade Commission ("FTC") under the HSR Act or by any other governmental body in connection with the Transactions, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating Transactions; and (v) promptly take, and cause its affiliates to take, all reasonable actions and steps requested or required by any governmental body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other governmental bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transactions. Notwithstanding the foregoing, Parent will have sole right to devise and implement the strategy for all filings, submissions, notifications and communications and direct all matters with any governmental body.

        Subject to Parent's right to direct and implement the strategy for all filings, submissions, notifications and communications and direct all matters with any governmental body, each party will (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental body with respect to the

Transactions, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body to the extent regarding any of the Transactions, or regarding any such request, inquiry, investigation, action or legal proceeding, and provide a copy of all written communications, provided that Parent will control any decisions and determine whether to pull and re-file any notice under any applicable antitrust laws.

        Notwithstanding anything to the contrary set forth in the Merger Agreement, with respect to the parties' obligations in connection with filings and approvals (summarized above), (i) none of Parent, Purchaser or any of their subsidiaries will be required to, and Envivio may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the assets or business of Envivio, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, business or portion of assets or business of Envivio, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries in any manner, or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Envivio, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries (any of the foregoing, a "Burdensome Condition"); (ii) Envivio and its subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Envivio or its subsidiaries only in the event of the Closing; and (iii) Envivio and its subsidiaries will only be permitted to take or commit to take any such action, or agree to any such condition or restriction, with the prior written consent of Parent and, if requested by Parent, Envivio will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order.

        During the term of the Merger Agreement, neither Envivio nor any of its affiliates or any of their respective representatives will cooperate with any third party to obtain any governmental approvals or clearances (including under any applicable antitrust law) with respect to any Acquisition Proposal.

        The Merger Agreement further provides that no party will take any action that is intended to or would reasonably be expected to adversely affect or materially delay its ability or the ability of any other party hereto to perform its covenants and agreements under the Merger Agreement or to consummate the Transactions. Parent will pay all of the filing fees payable pursuant to any antitrust laws.

        Indemnification of Officers and Directors.    The Merger Agreement provides that from and after the Effective Time and for a period of six years, the Surviving Corporation will, and Parent will cause the Surviving Corporation, to fulfill and honor the obligations of Envivio and its subsidiaries to their respective present and former directors and officers (the "Indemnified Parties") pursuant to any indemnification agreements with Envivio or such subsidiary listed on the disclosure letter and any indemnification or advancement provisions under Envivio's or such subsidiary's certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the date of the Merger Agreement with respect to their acts and omissions as directors and officers of Envivio or such subsidiary occurring prior to the Effective Time, in each case, subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Envivio (or equivalent organizational documents) as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by applicable law.

        The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain officers' and directors' liability, employment practices liability and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person covered by Envivio's officers' and directors' liability, employment practices liability and fiduciary liability insurance policies as of the date of the Merger Agreement on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date of the Merger Agreement. In satisfying its obligation under this paragraph, neither Parent nor the Surviving Corporation will be obligated to pay annual premiums in excess of 250% of the aggregate annual premium paid by Envivio in its last full fiscal year prior to the date of the Merger Agreement (the "Current Premium"). If such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Corporation will cause to be maintained policies of insurance that, in the Surviving Corporation's good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The provisions of this paragraph will be deemed to have been satisfied if prepaid "tail" or "runoff" policies have been obtained by Envivio prior to the Effective Time, which provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

        Employee Benefits.    The Merger Agreement provides that for a period commencing upon the Effective Time and continuing through the first anniversary of the Effective Time, Parent will, or will cause its subsidiaries to, provide to each Company Associate who continues to be employed by Parent or its subsidiaries following the Effective Time (the "Continuing Employees") compensation and benefits (other than severance benefits, equity-based compensation and retention benefits) that are at least substantially comparable in the aggregate to the compensation and benefits (other than severance benefits, equity-based compensation and retention benefits) provided to such Continuing Employees immediately prior to the Effective Time.

        For all purposes under the employee benefit plans of Parent, Envivio or any of their affiliates providing benefits to any Continuing Employees after the Effective Time (the "New Plans"), each Continuing Employee will be credited with his or her years of service with Envivio and its affiliates before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under the corresponding employee plan of Envivio, except (x) for purposes of benefit accrual under defined benefit plans, (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of accrual of benefits. In addition, and subject to applicable law, (i) Parent will use its commercially reasonable efforts to cause each Continuing Employee immediately to be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable employee plan of Envivio in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and (ii) for purposes of each New Plan providing medical and dental benefits to any Continuing Employee, Parent will use its commercially reasonable efforts to cause (or to cause any third-party insurance carriers to cause) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable employee plan of Envivio, and will cause the Surviving Corporation and its subsidiaries to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such

Continuing Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan.

        Nothing in the Merger Agreement is intended nor will be construed to prevent Parent from amending or terminating any of its employee benefit plans in accordance with their terms and applicable law, to create a right in any Company Associate to employment with Parent or its subsidiaries or create any third-party beneficiary rights in any employee of Envivio or its subsidiaries or the Surviving Corporation, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or Envivio or under any benefit plan which Parent, Envivio or any of its subsidiaries or the Surviving Corporation may maintain.

        Conditions to the Merger.    The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the consummation of the Merger, of each of the following conditions:

            (i)  No temporary restraining order, preliminary or permanent injunction or other order preventing, restraining, enjoining or otherwise prohibiting the consummation of the Merger has been issued by any governmental body of competent jurisdiction and remains in effect, and there is no applicable law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

           (ii)  Purchaser (or Parent on Purchaser's behalf) has accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

        Termination.    The Merger Agreement may be terminated prior to the Offer Acceptance Time:

            (i)  by mutual written consent of Parent and Envivio;

           (ii)  by either Parent or Envivio by written notice to the other if (a) a court of competent jurisdiction or other governmental body has issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the making or consummation of the Offer, the Merger or the other Transactions, or (b) if there is any applicable law making consummation of Transactions illegal;

          (iii)  by Parent by written notice to Envivio if prior to the Offer Acceptance Time: (a) the Board of Directors of Envivio has effected an Adverse Change Recommendation or (b) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its affiliates), the Board of Directors of Envivio fails to, in a Solicitation/Recommendation Statement on Schedule 14D-9, recommend rejection of such tender offer or exchange offer and reaffirm the Envivio Board Recommendation within 10 business days of the commencement of such tender offer or exchange offer;

          (iv)  by either Envivio or Parent by written notice if the Offer Acceptance Time has not occurred by the End Date; provided, however, that this termination right will not be available to any party whose breach of any covenant or agreement set forth in the Merger Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to have occurred on or before the End Date;

           (v)  by Envivio by written notice to Parent at any time prior to the Offer Acceptance Time in order to accept a Superior Proposal and enter into a Specified Acquisition Agreement relating to such Superior Proposal, if (a) the Superior Proposal has not resulted from any breach of Envivio's Non-Solicitation Covenant, (b) Envivio has complied with its obligations described under "Acquisition Proposals" and "Envivio Board Recommendation" and the Board of Directors of Envivio, after satisfying all of the applicable requirements for making an Adverse Change Recommendation and entering into a Specified Acquisition Agreement, has authorized Envivio to enter into a Specified Acquisition Agreement, and (c) Envivio enters into the Specified Acquisition

  Agreement substantially concurrently with the termination of the Merger Agreement and pays the Termination Fee substantially concurrently with the termination of the Merger Agreement;

          (vi)  by Parent by written notice to Envivio at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty or failure to perform in any respect any covenant or obligation contained in the Merger Agreement on the part of Envivio has occurred that would cause the failure of a closing condition; provided, however, that if the breach is curable by Envivio within the earlier of the End Date and 20 business days of the date Parent gives Envivio notice of the breach and Envivio is continuing to use its reasonable best efforts to cure the breach, then Parent may not terminate the Merger Agreement under this paragraph unless the breach remains uncured upon the earlier of the End Date and the expiration of such twenty business day period; provided further, however, that Parent will not be entitled to terminate the Merger Agreement pursuant to this paragraph if either Parent or Purchaser is in breach of its obligations under the Merger Agreement such that Envivio would be entitled to terminate the Merger Agreement due to a breach by Parent; or

         (vii)  by Envivio by written notice to Parent at any time prior to the Offer Acceptance Time, if a breach in any respect of any representation or warranty or failure to perform in any respect any covenant or obligation contained in the Merger Agreement on the part of Parent has occurred and the breach or failure has had or could reasonably be expected to prevent Parent or Purchaser from consummating the Offer, the Merger or any other Transaction; provided, however, that if the breach is curable by Parent within the earlier of the End Date and twenty business days of the date Envivio gives Parent notice of the breach and Parent is continuing to use its reasonable best efforts to cure the breach, then Envivio may not terminate the Merger Agreement under this paragraph unless the breach remains uncured upon the earlier of the End Date and the expiration of such twenty business day period; provided further, however, that Envivio will not be entitled to terminate the Merger Agreement pursuant to this paragraph if Envivio is in breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement due to a breach by Envivio.

        Effect of Termination.    If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect without liability of any party (or any representative or stockholders of such party) to each other party hereto; provided, however, none of Parent, Purchaser or Envivio will be relieved or released from any liabilities or damages arising out of any Willful Breach (as defined below) of any provision of the Merger Agreement or any other agreement delivered in connection herewith or any fraud. "Willful Breach" means a material breach that is caused by an action or omission to act where both of the following conditions exist: (i) the action or omission to act was itself deliberate; and (ii) the deliberate action or omission to act was taken or omitted to be taken by a party with knowledge that it would constitute a breach of the Merger Agreement.

        Termination Fee.    The Merger Agreement provides that a termination fee of $4,750,000 (the "Termination Fee") will be payable by Envivio to Parent in the following circumstances:

            (i)  if the Merger Agreement is terminated by Parent due to an Adverse Change Recommendation;

           (ii)  if the Merger Agreement is terminated by Envivio in order to accept a Superior Proposal and enter into a Specified Acquisition Agreement; or

          (iii)  if (a) the Merger Agreement is terminated by Parent or Envivio due to the failure of the Offer Acceptance Time to occur before the End Date or by Parent due to a breach by Envivio of any of its representatives, warranties or covenants contained in the Merger Agreement, (b) after the date of the Merger Agreement and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal has been made or commenced, or an intention to make or commence any Acquisition Proposal has been publicly proposed or announced, and (c) Envivio consummates any Acquisition Proposal within 12 months after termination of the Merger Agreement or Envivio enters into a definitive agreement within 12 months after such termination to effect any Acquisition Proposal that is subsequently consummated (provided that, for purposes of this clause (iii), all percentages in the definition of Acquisition Proposal will be replaced with 50%).

        Expenses.    In the event that the Merger Agreement is terminated by Parent due to a breach by Envivio of any of its representatives, warranties or covenants contained in the Merger Agreement, then Envivio will pay Parent for reasonable expenses actually incurred in an amount not to exceed $750,000.

        The foregoing summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to this Schedule TO.

  The Support Agreement

        Concurrently with the execution of the Merger Agreement, certain significant stockholders of Envivio entered into a tender and support agreement with Parent and Purchaser (collectively, the "Support Agreement") pursuant to which they agreed, among other things, to tender their Shares into the Offer and vote against any action, agreement or transaction involving Envivio that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the Offer, the Merger or the other Transactions. As of September 10, 2015, these stockholders owned, in the aggregate, approximately 34% of Envivio's outstanding Shares. The Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms, including if Envivio terminates the Merger Agreement to accept a Superior Proposal.

        The foregoing summary description of the Support Agreement is qualified in its entirety by reference to the Support Agreement, a copy of which is attached as an exhibit to this Schedule TO.

  The Confidentiality Agreement

        On March 1, 2015, Envivio and Telefonaktiebolaget LM Ericsson (publ) entered into a non-disclosure agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, Ericsson agreed, among other things, to keep all non-public information concerning Envivio confidential (subject to certain exceptions) and use such information solely for the purpose of evaluating a possible transaction between Envivio and Ericsson. Under the Confidentiality Agreement, Ericsson is also subject to certain customary "standstill" restrictions with respect to the securities of Envivio. Ericsson is also subject to certain non-solicitation restrictions with respect to the Company's employees for eighteen months after the date of the Confidentiality Agreement (although those restrictions do not apply to the Transactions).

        The foregoing summary description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to this Schedule TO.

12.  Purpose of the Offer; No Stockholder Approval; Plans for Envivio.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Envivio. The Offer, as the first step in the acquisition of Envivio, is intended to facilitate the acquisition of all Envivio's outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable (but in any event within one business day) following the Offer Acceptance Time.

        Holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in Envivio and will no longer participate in the future growth of Envivio. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in Envivio, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive an amount in cash (without interest) equal to the Offer Price, less any applicable withholding taxes, or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled pursuant to Section 262 of the DGCL.

        No Stockholder Approval.    If the Offer is consummated, we are not required to and will not seek the approval of Envivio's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Envivio pursuant to Section 251(h) of the DGCL.

        Plans for Envivio.    Except as otherwise set forth in this Offer to Purchase, including as contemplated in this Section 12 and Section 13—"Certain Effects of the Offer," it is expected that, following the Merger, the business and operations of Envivio will be continued substantially as they are currently being conducted. Parent intends to continue to evaluate the business and operations of Envivio after the consummation of the Offer and the Merger and will take such additional actions as they deem appropriate under the circumstances then existing with a view to enhancing the development of Envivio's potential in conjunction with Parent's existing business. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the new Envivio Board, reserve the right to change their plans and intentions at any time, as deemed appropriate. The Envivio directors immediately prior to the Effective Time will resign and the directors of Purchaser immediately prior to the Effective Time will be appointed the directors of the Surviving Corporation at the Effective Time and Envivio's officers immediately prior to the Effective Time will continue as the officers of the Surviving Corporation at the Effective Time. See Section 11—"The Transaction Agreements."

13.  Certain Effects of the Offer.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining condition set forth in the Merger Agreement, we, Parent and Envivio will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Parent.

        Stock Quotation.    The Shares are currently quoted on NASDAQ. However, the rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from NASDAQ. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of NASDAQ for continued

quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Envivio to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by Envivio to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Envivio, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Envivio and persons holding "restricted securities" of Envivio to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be "margin securities" or be eligible for quotation on NASDAQ as described above. After consummation of the Offer, Parent and Purchaser currently intend to cause Envivio to terminate the registration of Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.  Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither Envivio nor any of its subsidiaries declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Envivio's capital stock, other than dividends or distributions solely between or among any of its wholly owned subsidiaries to the extent consistent with past practices.

15.  Certain Conditions of the Offer.

        Capitalized terms used but not defined in this Section 15 have the meanings ascribed to them in the Merger Agreement.

        Notwithstanding any other provisions of the Offer, but subject to the terms and conditions in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) owned by Parent and its controlled Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent not less than one share more than 50% of the Fully Diluted Shares (such condition, the "Minimum Condition"), and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act and any applicable antitrust laws of Austria(to the extent required) shall have expired or been terminated.

        In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

            (i)  the Merger Agreement has been terminated in accordance with its terms;

           (ii)  any governmental body of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect or there is any temporary restraining order, preliminary or permanent injunction or other order preventing, restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Offer, the Merger or any of the other Transactions or imposing a Burdensome Condition;

          (iii)  there is pending any proceeding brought by any governmental body seeking to restrain, enjoin, prevent, prohibit or otherwise make illegal the making or consummation of the Offer or the Merger or any of the other Transactions or seeking to impose a Burdensome Condition;

          (iv)  (a) the representations and warranties of Envivio set forth in Section 3.5(b) (No Material Adverse Effect) and elsewhere in the Merger Agreement that are qualified by reference to Material Adverse Effect shall not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (b) the representations and warranties of Envivio set forth in the Merger Agreement that are not qualified by reference to Material Adverse Effect (other than the representations and warranties set forth in Section 3.1(a) (Due Organization), the first sentence of Section 3.1(c) (Subsidiaries) solely as it relates to French subsidiary, Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization), Section 3.14 (Certain Business Practices), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.23 (Section 203 of the DGCL), Section 3.24 (Vote Required), Section 3.27 (Financial Advisor), Section 3.30 (Government Contracts) and Section 3.31 (Export Controls)) shall not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); other than for any failures of such representations and warranties of Envivio to be so true and correct that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any "materiality" or similar qualifications or exceptions therein), (c) any representation and warranty of Envivio set forth in Section 3.3(a-d and f) (Capitalization) shall not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for any de minimis inaccuracies (for the purpose herein, the de minimis threshold will be assessed relative to only the amount of consideration payable by Parent and Purchaser in the Offer and the Merger), and (d) any representation and warranty of Envivio set forth in Section 3.1(a) (Due Organization), the first sentence of Section 3.1(c) (Subsidiaries) solely as it relates to French Subsidiary, Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3(d) (Capitalization),

  Section 3.14 (Certain Business Practices), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.23 (Section 203 of the DGCL), Section 3.24 (Vote Required), Section 3.27 (Financial Advisor), Section 3.30 (Government Contracts) and Section 3.31 (Export Controls) shall not have been true and correct in any material respect as of the date of Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date) (for purposes of determining the satisfaction of this condition, without regard to any "materiality" or similar qualifications and exceptions contained therein);

           (v)  (a) Envivio shall not have performed or complied in all material respects with the obligations, agreements and covenants required to be performed by it under the Merger Agreement (other than the obligations, agreements and covenants set forth in Section 6.11) or (b) Envivio shall not have performed or complied in all respects with the obligations, agreements and covenants required to be performed by it under Section 6.11 of the Merger Agreement;

          (vi)  Envivio shall not have delivered to Parent dated as of the Expiration Date a certificate signed on behalf of Envivio by a senior executive officer of Envivio to the effect that the conditions set forth in the foregoing clauses (iv) and (v) and the succeeding clause (vii) have been satisfied as of immediately prior to the Expiration Date;

         (vii)  there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

        The Merger Agreement further provides that the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of Envivio, which may be granted or withheld in Envivio's sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by Envivio with the SEC, other publicly available information concerning Envivio and other information made available to Purchaser by Envivio, Parent is not aware of any governmental license or regulatory permit that appears to be material to Envivio's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Envivio's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states (including Delaware, where Envivio is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. Envivio, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL, as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of Envivio has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the Merger Agreement and the Support Agreement, and the timely consummation of the Offer, the Merger and any other transaction contemplated therein and will not restrict, impair or delay the ability of Parent or Purchaser to vote or otherwise exercise all rights as a stockholder of Envivio.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Envivio, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the

"Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On September 22, 2015, Parent and Envivio each filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Under the HSR Act, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the date 15 calendar days later (or if such date is not a business day, the next business day after such date), unless earlier terminated by the FTC and the Antitrust Division, or Parent or Envivio, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent and Envivio, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Parent's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions, such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, ordering the divestiture of Shares purchased in the Offer or ordering the divestiture of substantial assets of Parent, Envivio or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Austria.    The purchase of Shares in the Offer (Merger) is subject to review by the Austrian competition authorities. Pursuant to the Austrian Cartel Act, notification to the Austrian Federal Competition Authority (FCA) of the Merger is required and the Merger may not be consummated before the expiration of a four (4) week waiting period, or upon a waiver by the FCA and the Austrian Federal Cartel Prosecutor of their right to file a motion with the Austrian Cartel Court to review the transactions. Under certain circumstances the four (4) week waiting period may be extended to six (6) weeks. In the event the FCA or the Austrian Federal Cartel Prosecutor files a motion with the Austrian Cartel Court to review the Merger, the waiting period is extended for up to five (5) additional months. Under certain circumstances the five (5) month period may be extended by a month. The Merger may not be consummated in this case before the Austrian Cartel Court clears the transaction or before clearance occurs otherwise. There can be no assurance that the FCA will accept the filing, will not extend the deadlines or will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof. Parent filed the required notification forms with the FCA on September 23, 2015.

        If the Merger is prohibited by the Cartel Court, we and Envivio may not be obligated to consummate the Offer or the Merger.

        Foreign Laws.    Based on a review of the information currently available relating to the countries and businesses in which Envivio and Parent are engaged, other than any filing and approval described above under "Austria," Parent and Purchaser are not aware of any material filing or approval in any foreign country that is required in order to consummate the Offer and the Merger.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Envivio who do not tender their Shares in the Offer will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be the same as, or higher or lower than, the Offer Price or the Merger Consideration. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of Shares is less than the Offer Price or the Merger Consideration. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL. If any Envivio stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. An Envivio stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, but rather will receive the Merger Consideration.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES IN THE OFFER IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

        "Going Private" Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Offer Consideration as that paid in the Offer.

        Litigation.    On September 21, 2015, Chad Hollenkamp, a purported stockholder of the Company, filed a putative class action complaint (the "Hollenkamp Complaint") in the Court of Chancery of the State of Delaware against Envivio, the Board, LM Ericsson Telephone Company, Parent and Purchaser. The Hollenkamp Complaint alleges that: (i) the members of the Board breached their fiduciary duties to Envivio's stockholders in connection with the Transactions; and (ii) Envivio, LM Ericsson Telephone Company and Parent aided and abetted such breaches of fiduciary duties. The suit seeks, among other things: (i) certification as a class action; (ii) an order enjoining the Transactions; (iii) rescission of the Transactions, or any terms thereof, to the extent already implemented or granting of rescissory damages; and (iv) an award of the costs and disbursements of the action, including reasonable attorneys' and experts' fees.

17.  Fees and Expenses.

        Parent and Purchaser have retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Depositary or the Information Agent for purposes of the Offer.

        Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Parent and Purchaser."

        Envivio has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the Board Recommendation and the reasons for such Envivio Recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Envivio."

Cindy Acquisition Corp.
Ericsson Inc.
September 28, 2015

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, citizenship, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent. The current business address of each person is 6300 Legacy Drive, Plano, TX 75024, and the current business phone number is 972-583-1839, unless otherwise noted below.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Jurgen Arts, the Netherlands	Function at Parent: Chief Financial Officer

Professional background: Mr. Arts is the CFO of Ericsson Region North America. Prior to being the CFO of Ericsson Region North America, Mr. Arts worked as the CFO of Ericsson Latin America and Caribbean.
Roger O'Hargan, United States	Function at Parent: Head of Operation
Professional background: Mr. O'Hargan is the Head of Operation for both Region Mediterranean and Region North America.
John Moore, United States	Function at Parent: Vice President and General Counsel
Professional background: Mr. Moore works as the Vice President as well as the General Counsel for Ericsson Inc.
Angel A. Ruiz, United States	Function at Parent: President
Professional background: Mr. Ruiz works as the President of Ericsson Inc.
Per Gunnar Borgklint, Sweden	Function at Parent: Senior Vice President and Head of Business Unit Support Solutions

Professional background: Previously Per Borgklint held CEO positions in the Swedish operator Net1 (Ice.net) and Canal Plus Nordic as well as Dutch operator Versatel. Prior to those positions Per Borgklint had several leading positions at the operator Tele2.

        2.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, citizenship, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of

I-1

Purchaser. The current business address of each person is 6300 Legacy Drive, Plano, TX 75024, and the current business phone number is 972-583-1839, unless otherwise noted below.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
John Moore, United States	Function at Purchaser: Director, Vice President and Secretary
Professional background: See information provided for Parent above.
Jurgen Arts, the Netherlands	Function at Purchaser: President
Professional background: See information provided for Parent above.

I-2

        The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand, express mail, courier or
any other expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at their telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833